UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 22, 2010

CORNERSTONE HEALTHCARE PLUS REIT, INC.
 (Exact name of registrant as specified in its charter)

Maryland	000-53969	20-5721212
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1920 Main Street, Suite 400
Irvine, California 92614
(Address of principal executive offices)

(949) 852-1007
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The information in this report set forth under Item 2.03 regarding the financing arrangements entered into in connection with the acquisition of the Carriage Court property (which is described in Item 2.01) is incorporated herein by reference.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

Carriage Court

On December 22, 2010, through a wholly-owned subsidiary, we purchased an assisted living property, Carriage Court of Hilliard (“Carriage Court”), located in Hilliard, Ohio. The property was purchased from an affiliate of Wilkinson Real Estate, a non-related party, for a purchase price of approximately $17.5 million. The acquisition includes a $0.5 million hold back feature to which we maybe entitled based on quarterly and annual thresholds defined in the purchase and sale agreement. The acquisition was funded with proceeds raised from our ongoing public offering and assumption of a mortgage loan from an unaffiliated lender.

Carriage Court is an assisted living facility with a total of 102 units, including 64 assisted living units and 38 memory care units,  in an approximately 70,000 square feet building that was constructed  in 1998.   The property is currently 96% occupied. The property is located in Columbus, Ohio, in the western suburb of Hilliard.  Columbus is the state capital of Ohio and the state’s third largest city, with over 2,000,000 residents. Nearly all of the large national senior housing operators have a presence in the Columbus metropolitan statistical area.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION.

On December 22, 2010, in connection with the acquisition of Carriage Court, we entered into an assumption  of an existing mortgage agreement with Red Mortgage Capital Inc.  Pursuant to this agreement, we assumed the outstanding principal balance of approximately $13.7 million.  The loan matures in August 1, 2044 and bears interest at a fixed rate of 5.40% per annum over a 35 year amortization period.   Principal and interest on the loan is due and payable monthly until the maturity date. We may prepay in whole or in part upon 30 days advance written notice to the lender subject to prepayment premium defined in the mortgage agreement.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

99.1	Press Release dated December 29, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE HEALTHCARE PLUS REIT, INC.

Dated: December 29, 2010	By:	/s/ Sharon C. Kaiser
Sharon C. Kaiser,
Chief Financial Officer